UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 14, 2007

ODYSSEY HEALTHCARE, INC.
(Exact name of registrant as specified in its charter)

Texas (State or other jurisdiction of incorporation)	000-33267 (Commission File Number)	43-1723043 (I.R.S. Employer Identification Number)

717 North Harwood Street, Suite 1500 Dallas, Texas (Address of principal executive offices)		75201 (Zip Code)

Registrant’s telephone number, including area code: (214) 922-9711

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

Odyssey HealthCare, Inc., a Delaware corporation (the “Company”), and certain of its subsidiaries, including Odyssey HealthCare Operating A, LP, Odyssey HealthCare Operating B, LP, Hospice of the Palm Coast, Inc., Odyssey HealthCare Holding Company, Odyssey HealthCare GP, LLC, Odyssey HealthCare LP, LLC and Odyssey HealthCare Management LP, entered into Amendment No. 6 to Credit Agreement, dated as of May 14, 2007 (the “Sixth Amendment”), to the Company’s revolving line of credit with General Electric Capital Corporation (as previously amended, the “Credit Agreement”), which Credit Agreement provides the Company with a $20 million revolving line of credit, subject to three separate $10 million increase options. The Sixth Amendment extends the expiration of the Credit Agreement from May 14, 2007 to May 31, 2007.

The revolving line of credit is secured by substantially all of the Company’s and its subsidiaries’ existing and after-acquired personal property assets. The Company and its subsidiaries are subject to affirmative and negative covenants under the Credit Agreement. No debt is currently outstanding under the revolving line of credit.

A copy of the Sixth Amendment is attached as Exhibit 10.1 to this Current Report on Form 8-K. The foregoing summary description of the Sixth Amendment is not intended to be complete and is qualified in its entirety by the complete text of the Sixth Amendment.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits.

10.1
Amendment No. 6 to Credit Agreement, dated May 14, 2007, by and among General Electric Capital Corporation, a Delaware corporation, individually as sole Lender and as Agent for the Lenders, Odyssey HealthCare Operating A, LP, a Delaware limited partnership, Odyssey HealthCare Operating B, LP, a Delaware limited partnership, Hospice of the Palm Coast, Inc., a Florida not for profit corporation, and the other Credit Parties signatory thereto.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ODYSSEY HEALTHCARE, INC.

Date: May 18, 2007	By:	/s/ R. Dirk Allison
R. Dirk Allison
Senior Vice President and Chief Financial Officer

Exhibit Index

Exhibit No.	Description

10.1
Amendment No. 6 to Credit Agreement, dated May 14, 2007, by and among General Electric Capital Corporation, a Delaware corporation, individually as sole Lender and as Agent for the Lenders, Odyssey HealthCare Operating A, LP, a Delaware limited partnership, Odyssey HealthCare Operating B, LP, a Delaware limited partnership, Hospice of the Palm Coast, Inc., a Florida not for profit corporation, and the other Credit Parties signatory thereto.